INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-50032 of The MDL Funds which include the MDL Broad Market Fixed Income Fund on Form N-1A of our report dated December 13, 2002 appearing in the Annual Report to Shareholders of The MDL Funds for the year ended October 31, 2002, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Public Accountant", "Experts" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
February 28, 2003